ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated November 18, 2010

UBS AG $•   Return Optimization Securities with Contingent Protection
Linked to a Basket of Exchange Traded Funds due on or about March 31, 2015

Investment Description

UBS AG Return Optimization Securities with Contingent Protection (the “ROS”) are senior unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of a weighted basket (the “underlying basket”) of exchange traded funds (each, a “basket equity”). ROS are designed to provide enhanced exposure to the potential positive performance of the underlying basket, up to the Maximum Gain of 50% to 58% (actual Maximum Gain to be determined on the trade date). If the Basket Return is positive, at maturity you will receive your principal plus 2.5 times the Basket Return, up to the Maximum Gain, providing you with an opportunity to outperform the underlying basket. If the Basket Return is between 0 and -30% (inclusive), at maturity you will receive your principal. If the Basket Return is below -30% (the “Trigger Level”), at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Basket Return is below 0%. Investors will not receive interest or dividend payments during the term of the ROS. Accordingly, if the value of the underlying basket has declined more than 30% as of the final valuation date, you may lose up to 100% of your principal. The contingent protection feature applies only if you hold your ROS to maturity. Any payment on the ROS, including any contingent protection feature, is subject to the creditworthiness of UBS.

Features
☐	Growth Potential: ROS provide the potential to enhance returns in a moderate-return environment — meaning an environment in which stocks generally experience moderate appreciation.
☐	Contingent Protection Feature: At maturity, you may be entitled to receive a cash payment equal to your principal under certain limited circumstances even though the Basket Return is negative. If (i) the Basket Return is negative and (ii) the Basket Ending Level is equal to or greater than the Trigger Level, at maturity you will receive your principal. If the Basket Ending Level is less than the Trigger Level, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Basket Return is below 0%. Contingent protection only applies if the ROS are held to maturity, and is subject to the creditworthiness of UBS.
☐	Diversification: ROS provide the ability to diversify your portfolio through exposure to a weighted basket of exchange traded funds.

Key Dates*

Trade Date	December 28, 2010
Settlement Date	December 31, 2010
Final Valuation Date	March 25, 2015
Maturity Date	March 31, 2015
*	Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and the maturity date will be changed to ensure that the stated term of the ROS remains the same.
Security Offering

We are offering Return Optimization Securities with Contingent Protection linked to a weighted basket of exchange traded funds consisting of
(i) SPDR® S&P 500® ETF Trust, (ii) iShares® MSCI EAFE Index Fund and (iii) iShares® MSCI Emerging Markets Index Fund, each of which we refer to as a “basket equity” and collectively as the ”underlying basket.” The return on the ROS are subject to, and will not exceed, the Maximum Gain or the corresponding Maximum Payment at Maturity per $10.00 ROS, both of which will be determined on the trade date. The ROS are offered at a minimum investment of $1,000, or 100 ROS at $10.00 per ROS, and integral multiples of $10.00 in excess thereof.

Basket Equities	Basket Weightings	Maximum Gain*	Maximum Payment at Maturity per $10.00 ROS*	Basket Starting Level	Trigger Level**	CUSIP	ISIN
A weighted basket comprised of (i) SPDR® S&P 500® ETF Trust (“SPDR”), (ii) iShares® MSCI EAFE Index Fund (“EFA Fund”) and (iii) iShares® MSCI Emerging Markets Index Fund (“EEM Fund”)	With respect to: SPDR: 30%, EFA Fund: 30% and EEM Fund: 40%.	50% to 58%	$15.00 to $15.80	100	70	90267F246	US90267F2469
*	Actual Maximum Gain and Maximum Payment at Maturity per $10.00 ROS will be set on the trade date.
**	The Trigger Level is set equal to 70% of the Basket Starting Level.

See “Additional Information about UBS and the ROS” on page 2. The ROS will have the terms specified in the ROS product supplement and accompanying prospectus, and this free writing prospectus. See “Key Risks” beginning on page 4 and the more detailed “Risk Factors” beginning on page PS-12 of the ROS product supplement for risks related to an investment in the ROS. Your ROS do not guarantee a return of principal. A Basket Return of less than -30% will result in a loss of principal.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, the ROS product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Level to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.3125	$9.6875
Total	$•	$•	$•

UBS Financial Services	UBS Investment Bank

Additional Information about UBS and the ROS

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the ROS), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the ROS product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for ROS with Contingent Protection dated September 4, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000450/c159669_690385-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “ROS” and “Securities” refer to the Return Optimization Securities with Contingent Protection that are offered hereby, unless the context otherwise requires. Also, references to the “ROS product supplement” mean the UBS product supplement, dated September 4, 2009, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The ROS may be suitable for you if:

♦	You believe the value of the underlying basket will increase moderately over the term of the ROS - meaning that such an increase, as magnified by the multiplier, is unlikely to exceed the Maximum Gain indicated herein (the actual Maximum Gain will be determined on the trade date).
♦	You are willing and able to lose up to 100% of your principal amount if the Basket Return is less than -30%.
♦	You seek an investment that offers contingent protection when the ROS are held to maturity.
♦	You are comfortable with the creditworthiness of UBS, as issuer of the ROS.
♦	You seek an investment whose return is linked to the basket equities that comprise the underlying basket.
♦	You are willing to invest in the ROS based on the Maximum Gain, which will be determined on the trade date.
♦	You do not seek current income from this investment.
♦	You are willing to hold the ROS to maturity, a term of 4 years and 3 months.
♦	You are willing to accept that there may be no secondary market for the ROS.

The ROS may not be suitable for you if:

♦	You do not believe the value of the underlying basket will increase over the term of the ROS, or you believe the value of the underlying basket will increase by more than the Maximum Gain.
♦	You seek an investment that is fully principal protected.
♦	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the ROS.
♦	You do not seek an investment with exposure to the basket equities that comprise the underlying basket.
♦	You seek an investment that is exposed to the full potential appreciation of the underlying basket, without a cap on participation.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the ROS to maturity, a term of 4 years and 3 months.
♦	You seek an investment for which there will be an active secondary market.

The investor suitability considerations identified above are not exhaustive. Whether or not the ROS are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the ROS in light of your particular circumstances. You should also review ``Key Risks” beginning on page 4 of this free writing prospectus and the more detailed ``Risk Factors” beginning on PS-12 of the ROS product supplement for risks related to an investment in the ROS.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per ROS
Term	4 years and 3 months
Maximum Gain	50% to 58%. The actual Maximum Gain will be set on the trade date.
Multiplier	2.5
Underlying Basket	The ROS are linked to a weighted basket consisting of (i) SPDR® S&P 500® ETF Trust (“SPDR”), (ii) iShares® MSCI EAFE Index Fund (“EFA Fund”) and (iii) iShares® MSCI Emerging Markets Index Fund (“EEM Fund”) (each, a “basket equity” and collectively, the ”underlying basket”).
Basket Weightings	With respect to: (i) SPDR: 30%, (ii) EFA Fund: 30% and (iii) EEM Fund: 40%.
Payment at Maturity (per ROS)(1)	If the Basket Return (as defined below) multiplied by the Multiplier is equal to or greater than the Maximum Gain, you will receive:
$10.00 + ($10.00 × Maximum Gain)
If (i) the Basket Return is positive and (ii) when multiplied by the Multiplier is less than the Maximum Gain, you will receive:
$10.00 + ($10.00 × 2.5 × Basket Return)
If (i) the Basket Return is negative and (ii) the Basket Ending Level is equal to or greater than the Trigger Level, you will receive 100% of your principal amount.
If the Basket Ending Level is less than the Trigger Level, you will lose 1% of your principal (or a fraction thereof) for each percentage point (or a fraction thereof) that the Basket Return is below 0%.
Accordingly, if the value of the underlying basket has declined by more than 30% as of the final valuation date, you may lose up to 100% of your principal.
Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	Set equal to 100 on the trade date.
Basket Ending Level	The basket closing level on the final valuation date. On the final valuation date, the basket closing level will be calculated as follows:
100 x [1 + (SPDR return x 30.00%) + (EFA Fund return x 30.00%) + (EEM Fund return x 40.00%)], where the return for each basket equity is equal to the basket equity return of the respective basket equity.
Trigger Level	70, which is equal to 70% of the Basket Starting Level.
Basket Equity Return	With respect to each basket equity, the percentage change from the respective Equity Starting Price to the respective Equity Ending Price, calculated as follows:
Equity Ending Price – Equity Starting Price Equity Starting Price
Equity Starting Price	With respect to each basket equity, the closing price for such basket equity on the trade date, as determined by the calculation agent.
Equity Ending Price	With respect to each basket equity, the closing price for such basket equity on the final valuation date, as determined by the calculation agent.

Determining Payment at Maturity

If the Basket Return is less than -30% you will lose 1% (or a fraction thereof) on the principal amount of your ROS for every 1% (or a fraction thereof) the Basket Return is below 0%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + [$10.00 × Basket Return]

As such, you could lose up to 100% of your principal depending on how much the underlying basket declines over the term of the ROS.

(1)	Any payment on the ROS, including any contingent protection is provided by UBS and therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Key Risks

An investment in the ROS involves significant risks. Some of the risks that apply to the ROS are summarized here, but we urge you to read the more detailed explanation of risks relating to the ROS generally in the “Risk Factors” section of the ROS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ROS.

♦	Contingent protection of your initial investment applies only if you hold the ROS to maturity — You may be entitled to receive at least the principal amount of your ROS under certain limited circumstances only if you hold your ROS to maturity. If the Basket Ending Level is equal to or greater than the Trigger Level, at maturity you will receive at least the principal amount of your ROS. The market value of the ROS may fluctuate between the date you purchase them and the final valuation date. If you sell your ROS in the secondary market prior to maturity, you will not receive any contingent protection on the portion of your ROS sold. You should be willing to hold your ROS to maturity.
♦	Your contingent protection may terminate on the final valuation date — If the Basket Ending Level is greater than or equal to the Trigger Level, your initial investment in the ROS will be protected, subject to the credit of UBS. We refer to this feature as contingent protection. However, if the Basket Ending Level is less than the Trigger Level, at maturity you will be fully exposed to any depreciation in the level of the underlying basket. Under these circumstances, your initial investment will be reduced by 1% for every 1% that the Basket Ending Level is less than the Basket Starting Level.
♦	At maturity, you risk losing some or all of your principal — The ROS do not guarantee any return of principal at maturity. We will not pay you 100% of your principal amount at maturity if the Basket Ending Level is below the Trigger Level. In that case, we will deliver to you at maturity an amount in cash equal to your principal amount reduced by the Basket Return. This amount will be less than 100% of the principal amount of your ROS and you will be exposed to the full downside risk of the underlying basket. Accordingly, you may lose some or all of your principal if the Basket Ending Level is below the Trigger Level.
♦	Your return potential is limited — If the Basket Return is positive, the Basket Return will be multiplied by the Multiplier, subject to the Maximum Gain of 50% to 58% (actual Maximum Gain to be determined on the trade date). Therefore, you will not benefit from any positive Basket Return, multiplied by the Multiplier, in excess of the Maximum Gain.
♦	Credit of UBS —The ROS are senior unsecured debt obligations of the issuer, UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROS, including any contingent protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the ROS and, in the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the ROS.
♦	Changes in closing prices of the basket equities may offset each other – The ROS are linked to a weighted basket composed of the basket equities. Where the Equity Ending Price of one or more of the basket equities increases relative to the corresponding Equity Starting Price(s), the Equity Ending Price of one or more of the other basket equities may not increase by the same amount or may even decline. Therefore, in calculating the Basket Ending Level, increases in the price of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the price of one or more of the other basket equities. This affect is further amplified by the differing weights of the basket equities. More heavily weighted basket equities will have a larger impact on the Basket Return than basket equities with lesser weightings.
♦	No interest or dividend payments — You will not receive any periodic interest payments on the ROS and you will not receive any dividend payments or other distributions on the basket equities.
♦	There may be little or no secondary market for the ROS — The ROS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the ROS will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the ROS, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your ROS prior to maturity could be at a substantial discount from the initial price to public, and as a result, you may suffer substantial loss.
♦	Market risk — The price of any basket equity can rise or fall sharply due to factors specific to that basket equity or the issuer of such basket equity or the securities constituting the assets of such basket equity. These factors may include stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	Owning the ROS is not the same as owning the basket equities — The return on the ROS may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the ROS. As an owner of the ROS, you will not have voting rights or any other rights that holders of the basket equities may have.
♦	The value of any basket equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of any basket equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of the securities in which that exchange traded fund invests. The value of any basket equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although a basket equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such basket equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the basket equities may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a basket equity may differ from its NAV per share; the basket equities may trade at, above or below their NAV per share.
♦	Failure of one or more basket equities to track the level of their applicable underlying indices — While each basket equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent each basket equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of each basket equity will not be equal to the performance of its underlying index during the term of the ROS.
♦	The ROS are subject to currency exchange rate risk — The EFA Fund and the EEM Fund both invest in securities that are traded on non-U.S. markets; the trading price of the securities in which EFA Fund and EEM Fund invest generally will reflect the U.S. dollar value of those securities. Therefore, holders of the ROS will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the EFA Fund or EEM Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each security in the portfolios of EFA Fund and EEM Fund. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the securities in which EFA Fund and EEM Fund invest will be adversely affected and the value of the ROS may decrease.
♦	The ROS are subject to non-U.S. securities market risk — The ROS are linked to an underlying basket which includes shares of the EFA Fund and EEM Fund and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
♦	The ROS are subject to emerging markets risk — The ROS are linked to an underlying basket which includes shares of the EEM Fund and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the ROS are susceptible, before making a decision to invest in the ROS.
♦	Price prior to maturity — The market price of the ROS will be influenced by many unpredictable and interrelated factors, including the price of the basket equities; the volatility of the basket equities; the dividend rate paid on the basket equities; the time remaining to the maturity of the ROS; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the ROS in the secondary market is likely to be lower than the initial public offering price since the issue price included and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the ROS.

♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any of the basket equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of any basket equity, may adversely affect the value of the underlying basket and, therefore, the market value of the ROS.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket equities, which may present a conflict between the obligations of UBS and you, as a holder of the ROS. The calculation agent, an affiliate of the issuer, will determine the Basket Return and payment at maturity based on the closing prices of the basket equities on the final valuation date. The calculation agent can postpone the determination of the Basket Return or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the ROS, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the basket equities, and therefore the market value of the ROS.
♦	Antidilution protection is limited — For certain corporate events affecting a basket equity, the calculation agent may make adjustments to the Equity Starting Price of such basket equity. However, the calculation agent will not make such adjustments in response to all events that could affect a basket equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the ROS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the ROS product supplement as necessary to achieve an equitable result.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the ROS are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the ROS” beginning on page 8.
♦	Maximum potential return only at maturity — You can only earn the potential maximum return if you hold your ROS to maturity.

Hypothetical Examples and Return Table of the ROS at Maturity

The examples and tables below illustrate the Payment at Maturity for a $10.00 ROS on a hypothetical offering of the ROS, with the following assumptions:*

Investment Term:	4 years and 3 months
Basket Starting Level:	100
Trigger Level:	70 (70% of Basket Starting Level)
Maximum Gain:*	54%
Range of Underlying Basket Performance:**	75% to -75%

*	The Maximum Gain will be set on the trade date.
**	The Basket Return range is provided for illustrative purposes only. The actual Basket Return may be below -75% and you therefore may lose up to 100% of your investment in the ROS.

Basket Ending Level	Basket Return*	Payment at Maturity	ROS Total Return at Maturity
175.00	75.00%	$15.40	54.00%
165.00	65.00%	$15.40	54.00%
155.00	55.00%	$15.40	54.00%
150.00	50.00%	$15.40	54.00%
145.00	45.00%	$15.40	54.00%
140.00	40.00%	$15.40	54.00%
135.00	35.00%	$15.40	54.00%
130.00	30.00%	$15.40	54.00%
125.00	25.00%	$15.40	54.00%
121.60	21.60%	$15.40	54.00%
120.00	20.00%	$15.00	50.00%
115.00	15.00%	$13.75	37.50%
105.00	5.00%	$11.25	12.50%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
85.00	-15.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
75.00	-25.00%	$10.00	0.00%
70.00	-30.00%	$10.00	0.00%
65.00	-35.00%	$6.50	-35.00%
60.00	-40.00%	$6.00	-40.00%
55.00	-45.00%	$5.50	-45.00%
50.00	-50.00%	$5.00	-50.00%
45.00	-55.00%	$4.50	-55.00%
40.00	-60.00%	$4.00	-60.00%
35.00	-65.00%	$3.50	-65.00%
30.00	-70.00%	$3.00	-70.00%
25.00	-75.00%	$2.50	-75.00%
*	The Basket Return excludes any cash dividend payments.

Example 1 — On the final valuation date, the underlying basket closes 10% above the Basket Starting Level. Since the Basket Return is 10%, you will receive 2.5 × the Basket Return, or a 25% total return, and the payment at maturity per $10.00 principal amount of the ROS will be calculated as follows:

$10.00 + ($10.00 × 2.5 × 10%) = $10.00 + $2.50 = $12.50

Example 2 — On the final valuation date, the underlying basket closes 35% above the Basket Starting Level. Since 2.5 × the Basket Return of 35% is more than the Maximum Gain of 54%, you will receive the Maximum Gain of 54%, and the payment at maturity is equal to $15.40 per $10.00 principal amount of the ROS.

Example 3 — On the final valuation date, the underlying basket closes 15% below the Basket Starting Level. Since the Basket Return is -15% and therefore, the Basket Ending Level is above the Trigger Level of 70, the payment at maturity is equal to $10.00 per $10.00 principal amount of the ROS.

Example 4 — On the final valuation date, the underlying basket closes 35% below the Basket Starting Level. Since the Basket Return is -35% and therefore, the Basket Ending Level is below the Trigger Level of 70, the payment at maturity per $10.00 principal amount of the ROS is as follows:

$10.00 + [$10.00 × -35%] = $6.50

Accordingly, if the Basket Ending Level of the underlying basket is below the Trigger Level, you may lose up to 100% of your principal.

What Are the Tax Consequences of the ROS?

The United States federal income tax consequences of your investment in the ROS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the ROS product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the ROS. Pursuant to the terms of the ROS, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your ROS as a pre-paid derivative contract with respect to the underlying basket. If your ROS are so treated, subject to the discussion below with respect to “constructive ownership” transactions and “PFICs” you should generally recognize long-term capital gain or loss upon the sale or maturity of your ROS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROS.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your ROS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the ROS, it is possible that your ROS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-44 of the ROS product supplement.

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of a basket equity). Under the “constructive ownership” rules, if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-43 of the ROS product supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in ROS that are linked to the underlying basket that contains shares in exchange traded funds (“ETFs”) will be treated as a “constructive ownership transactions.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. Moreover, because the U.S. holder does not share in distributions made on ETFs in the underlying basket referenced by the ROS, such distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the shares of ETFs directly. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any stock included in an underlying basket would be treated as a “passive foreign investment company (“PFIC”)” within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by one or more of the ETFs in the underlying basket were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock is or become a passive foreign investment company.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code described above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the ROS product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of ROS purchased after the bill was enacted to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ROS.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the ROS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the ROS.

Non-United States Holders.  If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your ROS but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your ROS unless you comply with certain certification and identification requirements as to your foreign status. Gain from the sale or exchange of a ROS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF ROS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ROS.

Basket Information

All disclosures contained in this free writing prospectus regarding each basket equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any basket equity contained in this free writing prospectus. You should make your own investigation into each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009. Full data is provided for the first, second and third calendar quarters of 2010 and partial data is provided for the fourth calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® S&P 500® ETF Trust

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P 500® ETF Trust (formerly the SPDR Trust, Series I; the “SPDR 500 Trust”) from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPDR 500 Trust and State Street Bank and Trust Company, the trustee of the SPDR 500 Trust (the “Trustee”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The SPDR 500 Trust is a unit investment trust that issues depositary receipts of the SPDR 500 Trust (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPDR 500 Trust. The SPDR 500 Trust is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. The Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the SPDR 500 Trust to conform to changes in the composition and/or weighting structure of the S&P 500® Index. Although the SPDR 500 Trust may at any time fail to own certain securities included within the S&P 500® Index, the Trust will be substantially invested in the constituent stocks of the S&P 500® Index.

The S&P 500® Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500® Index at any time. The S&P 500® Index is composed of five-hundred (500) selected stocks of United States companies, all of which are listed on national stock exchanges and spans over 24 separate industry groups. Since 1968, the S&P 500® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy.

As of November 16, 2010, ordinary operating expenses of the SPDR 500 Trust are expected to accrue at an annual rate of 0.0945% of the SPDR 500 Trust’s daily net asset value. Expenses of the SPDR 500 Trust reduce the net value of the assets held by the SPDR 500 Trust and, therefore, reduce the value of each SPDR.

As of November 15, 2010, the SPDR 500 Trust held stocks of U.S. companies in the following industry sectors: information technology (19.00%), financials (15.70%), consumer staples (11.01%), health care (11.21%), energy (11.62%), consumer discretionary (10.65%), industrials (10.61%), utilities (3.45%), materials (3.63%) and telecommunication services (3.10%).

Information filed by the SPDR Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11672 and 811-06125. The SPDR 500 Trust’s website is https://www.spdrs.com/product/fund.seam?ticker=spy. The SPDR’s are listed on the NYSE Arca under ticker symbol “SPY.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the SPDRs, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the SPDRs on November 16, 2010 was $118.12. You should not take the historical prices of the SPDRs as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$130.99	$125.51	$129.84
4/3/2006	6/30/2006	$132.63	$122.57	$127.25
7/3/2006	9/29/2006	$133.74	$123.35	$133.57
10/2/2006	12/29/2006	$143.07	$133.07	$141.66
1/3/2007	3/30/2007	$146.01	$137.41	$142.07
4/2/2007	6/29/2007	$154.15	$142.24	$150.38
7/2/2007	9/28/2007	$155.03	$141.13	$152.67
10/1/2007	12/31/2007	$156.44	$140.90	$146.39
1/2/2008	3/31/2008	$144.94	$127.90	$131.89
4/1/2008	6/30/2008	$143.08	$127.69	$128.04
7/1/2008	9/30/2008	$130.70	$111.38	$116.54
10/1/2008	12/31/2008	$116.00	$75.95	$90.33
1/2/2009	3/31/2009	$93.44	$68.11	$79.44
4/1/2009	6/30/2009	$95.09	$81.00	$91.92
7/1/2009	9/30/2009	$107.33	$87.95	$105.56
10/1/2009	12/31/2009	$112.67	$102.54	$111.44
1/4/2010	3/31/2010	$117.40	$105.87	$116.99
4/1/2010	6/30/2010	$121.79	$103.22	$103.22
7/1/2010	9/30/2010	$114.79	$102.20	$114.12
10/1/2010*	11/16/2010*	$122.74	$113.75	$118.12
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2010, includes data for the period from October 1, 2010 through November 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the SPDRs from January 29, 1999 through November 16, 2010, based on information from Bloomberg. Past performance of the SPDRs is not indicative of the future performance of the SPDRs.

iShares® MSCI EAFE Index Fund

We have derived all information regarding the iShares® MSCI EAFE Index Fund (“EFA Fund”) contained in this free writing prospectus from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment manager of the EFA Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EFA Fund is one of the one-hundred and forty-five separate investment portfolios that constitute iShares Trust. The investment advisor for the EFA Fund is BFA, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. BFA has overall responsibility for the general management and administration of iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index.

The EFA Fund uses a representative sampling strategy to try to track the MSCI EAFE® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE ® Index. The EFA Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI EAFE® Index at any time. The MSCI EAFE® Index has been developed by MSCI as an equity benchmark for international stock performance.

As of November 15, 2010, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.35% of the EFA Fund’s daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of the EFA Fund.

As of September 30, 2010, the EFA Fund held stocks from Europe, Australiasia (Australia and Asia) and the Far East, including the following 29 developed markets: Australia, Austria, Belgium, Bermuda, China, Cyprus, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Jersey, Luxembourg, Macau, Mauritius, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of October 29, 2010, the EFA Fund’s three largest industry concentrations were financials, industrials and materials.

Information filed by iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-15897 and 811-09729. The EFA Fund’s website is http://us.ishares.com/product_info/fund/overview/EFA.htm. Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EFA Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the EFA Fund on November 16, 2010 was $56.11. You should not take the historical prices of the EFA Fund as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$65.40	$60.33	$64.99
4/3/2006	6/30/2006	$70.58	$59.60	$65.35
7/3/2006	9/29/2006	$68.46	$61.62	$67.78
10/2/2006	12/29/2006	$74.31	$67.96	$73.26
1/3/2007	3/30/2007	$76.94	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.47	$80.63
7/2/2007	9/28/2007	$83.77	$73.70	$82.56
10/1/2007	12/31/2007	$86.18	$78.24	$78.50
1/2/2008	3/31/2008	$78.35	$68.31	$71.90
4/1/2008	6/30/2008	$78.52	$68.10	$68.70
7/1/2008	9/30/2008	$68.04	$53.08	$56.30
10/1/2008	12/31/2008	$55.88	$35.71	$44.87
1/2/2009	3/31/2009	$45.44	$31.69	$37.59
4/1/2009	6/30/2009	$49.04	$38.57	$45.81
7/1/2009	9/30/2009	$55.81	$43.91	$54.70
10/1/2009	12/31/2009	$57.28	$52.66	$55.30
1/4/2010	3/31/2010	$57.96	$50.45	$56.00
4/1/2010	6/30/2010	$58.03	$46.29	$46.51
7/1/2010	9/30/2010	$55.42	$47.09	$54.92
10/1/2010*	11/16/2010*	$59.46	$54.67	$56.11
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the EFA Fund from August 30, 2002 through November 16, 2010, based on information from Bloomberg. Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund.

iShares® MSCI Emerging Markets Index Fund

We have derived all information regarding the iShares® MSCI Emerging Markets Index Fund (“EEM Fund”) contained in this free writing prospectus from publicly available information. Such information reflects the policies of, and is subject to changes by BFA, the investment manager of the EEM Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EEM Fund is one of the twenty-five separate investment portfolios that constitute iShares, Inc. The investment advisor for the EEM Fund is BFA, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. BFA has overall responsibility for the general management and administration of iShares, Inc. The EEM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the emerging markets, as measured by the MSCI Emerging Markets® Index.

The EEM Fund uses a representative sampling strategy to try to track the MSCI Emerging Markets® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets® Index that collectively has an investment profile similar to the MSCI Emerging Markets® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Emerging Markets® Index. The EEM Fund may or may not hold all of the securities that are included in the MSCI Emerging Markets® Index.

The MSCI Emerging Markets® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Emerging Markets® Index at any time. The MSCI Emerging Markets® Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of November 15, 2010, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.72% of the EEM Fund’s daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of September 30, 2010, the EEM Fund held stocks from the following 24 emerging markets (and the United States): Brazil, Bermuda, the Cayman Islands, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Peru, the Philippines, Poland, the Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. As of October 29, 2010, the EEM Fund’s three largest industry concentrations were financials, energy and materials.

Information filed by iShares, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11653 and 811-09102. The EEM Fund’s website is http://us.ishares.com/product_info/fund/ overview/EEM.htm. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol ``EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the EEM Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the EEM Fund on November 16, 2010 was $45.15. You should not take the historical prices of the EEM Fund as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$33.59	$30.43	$33.02
4/3/2006	6/30/2006	$37.03	$27.34	$31.23
7/3/2006	9/29/2006	$33.14	$29.20	$32.29
10/2/2006	12/29/2006	$38.15	$31.80	$38.10
1/3/2007	3/30/2007	$39.53	$35.03	$38.75
4/2/2007	6/29/2007	$44.42	$39.13	$43.82
7/2/2007	9/28/2007	$50.11	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10
1/2/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97
1/2/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/4/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010*	11/16/2010*	$48.58	$45.15	$45.15
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the EEM Fund from August 29, 2003 through November 16, 2010, based on information from Bloomberg. Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents”, and the Agents will agree to purchase, all of the ROS at the issue price less the underwriting discount indicated on the cover of this free writing prospectus.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ROS; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell the ROS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The ROS are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.

(1)	In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the ROS remains the same.
(2)	The contingent principal protection is provided by UBS and therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.